Exhibit 10.1

CREDIT AGREEMENT
among
SENSIENT TECHNOLOGIES CORPORATION,
as Borrower;
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
NATIONAL CITY BANK,
as Syndication Agent,
TD BANK, N.A.,
as Documentation Agent,
and
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
Closing Date: October 7, 2008

$85,000,000 Term Credit Facility

WELLS FARGO BANK, NATIONAL ASSOCIATION
Arranger and Sole Book Runner

-ii-

Section 9.10	Consent to Jurisdiction	44
Section 9.11	Waiver of Jury Trial	44
Section 9.12	Prior Agreements	44
Section 9.13	Recalculation of Covenants Following Accounting Practices Change	44
Section 9.14	Headings	44
Section 9.15	Nonliability of Lenders	44
Section 9.16	Customer Identification — USA Patriot Act Notice	45

-iii-

CREDIT AGREEMENT
Dated as of October 7, 2008
Sensient Technologies Corporation, a Wisconsin corporation; the Lenders, as defined below; and Wells Fargo Bank, National Association, a national banking association, as Administrative Agent, agree as follows:
ARTICLE I
Definitions
Section 1.1 Definitions.
For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.
     “Accounting Practices Change” means any change in the Company’s accounting practices that is required under the standards of the Financial Accounting Standards Board.
     “Acquisition Target” means any Person becoming a Subsidiary of the Company after the date hereof; any Person that is merged into or consolidated with the Company or any Subsidiary of the Company after the date hereof; or any Person with respect to which all or a substantial part of that Person’s assets are acquired by the Company or any Subsidiary of the Company after the date hereof.
     “Act” means the Securities Act of 1933, as amended.
     “Additional Lender” means a financial institution that becomes a Lender pursuant to the procedures set forth in Section 8.10.
     “Adjusted Net Worth” means, as of the date of any determination, the aggregate amount of the capital stock accounts (net of treasury stock, at cost), plus (or minus, in the case of a deficit) (a) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP, minus (b) all Investments of the Company and its Subsidiaries other than those specified in paragraphs (a) through (j) of Section 6.12.
     “Administrative Agent” means Wells Fargo acting in its capacity as administrative agent for itself and the other Lenders hereunder.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. Unless otherwise specified, “Affiliate” means an Affiliate of the Company or a Subsidiary.
     “Aggregate Commitment Amount” means $85,000,000, as such amount may be increased pursuant to Section 2.8.
     “Agreement” means this Credit Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.2.

     “Assignment Certificate” has the meaning set forth in Section 8.10.
     “Base Rate” means an annual rate equal to the Reference Rate, plus the Base Rate Margin, which rate shall change when and as the Reference Rate or any component of the Base Rate Margin changes.
     “Base Rate Funding” means any Borrowing, or any portion of the principal balance of the Term Notes, bearing interest at the Base Rate.
     “Base Rate Margin” means a percentage, determined as set forth in Section 2.5.
     “Borrower” means the Company.
     “Borrowing” means a borrowing under Article II consisting of Term Loans made to the Borrower at the same time by each of the Lenders severally.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Rate Fundings, a day (other than a Saturday or Sunday) on which banks generally are open in Minnesota, California, Wisconsin and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars, as the case may be, are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Minnesota, California, Wisconsin and New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.
     “Change of Control” means, with respect to any corporation, either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then-outstanding voting capital stock of such corporation; or (ii) a change in the composition of the Governing Board of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such Governing Board. As used in this definition, “continuing directors” means, as of any date, (i) those members of the Governing Board of the applicable corporation who assumed office prior to such date, and (ii) those members of the Governing Board of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.
     “Commitment” means, with respect to each Lender, that Lender’s commitment to make Term Loans pursuant to Article II.
     “Commitment Amount” means, with respect to each Lender, the amount set forth opposite that Lender’s name in Exhibit A or on any Assignment Certificate.
     “Commitment Termination Date” means April 1, 2009, or the earlier date of termination in whole of the Commitments pursuant to Section 7.2.

     “Company” means Sensient Technologies Corporation, a Wisconsin corporation and a party to this Agreement.
     “Compliance Certificate” means a certificate in substantially the form of Exhibit C, or such other form as the Company and the Lenders may from time to time agree upon in writing, executed by the chief financial officer, controller, chief accounting officer or treasurer of the Company, (i) setting forth relevant facts in reasonable detail the computations as to whether or not the Company is in compliance with the requirements set forth in the Financial Covenants, (ii) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (iii) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.
     “Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
     “Dollars” means United States Dollars.
     “EBITDA” means, with respect to any period, EBITR with respect to that period, less (to the extent included in EBITR) Rental Expense, plus (to the extent deducted in determining net income for purposes of EBITR) depreciation and amortization.
     “EBITR” means, with respect to any period:
(i)	(A) the after-tax net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (B) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other non-recurring gains and losses)
     plus
(ii)	the sum of the following to the extent deducted in arriving at the after-tax net income determined in clause (i)(A) of this definition (but without duplication for any item):
(A)	Interest Expense,

(B)	income tax expense of the Company and its Subsidiaries, and

(C)	Rental Expense.
     “Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above.

     “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.
     “Eurodollar Base Rate” means, with respect to any Interest Period, the rate per annum which appears under the heading “British Bankers Association LIBOR Rates” on Reuters page LIBOR01 in the column designated USD as of approximately 11:00 a.m. London time on the date two Business Days before the commencement of such Interest Period as the rate at which dollar deposits in immediately available funds are offered on the London interbank dollar market for a term substantially equivalent to the applicable Interest Period; provided, however, that if such page is no longer available, the Eurodollar Base Rate shall be determined by the Administrative Agent on the basis of the offered rate on such other page or other service acceptable to the Required Lenders that displays an average British Bankers Association LIBOR rate for deposits in United States dollars with a term equivalent to such Interest Period.
     “Eurodollar Rate” means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the applicable Eurodollar Base Rate for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurodollar Rate has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) imposed under Regulation D on Eurocurrency liabilities, and (ii) the Eurodollar Rate Margin.
     “Eurodollar Rate Funding” means any Borrowing, or any portion of the principal balance of the Term Notes, bearing interest at a Eurodollar Rate.
     “Eurodollar Rate Margin” means a percentage, determined as set forth in Section 2.5.
     “Event of Default” has the meaning specified in Section 7.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.
     “Fee Letter” means the separate agreement between the Company and the Administrative Agent, setting forth the terms of certain fees to be paid by the Company to the

Administrative Agent for the Administrative Agent’s own behalf or for the benefit of the Lenders, as more fully set forth therein.
     “Financial Covenant” means any of the Company’s obligations set forth in Sections 6.9, 6.10 and 6.11.
     “Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of EBITR to the sum of Interest Expense and Rental Expense, determined with respect to the Company and its Subsidiaries for the period of four consecutive fiscal quarters ending on such quarter-end.
     “Foreign Subsidiary” means a Subsidiary of the Company that is organized under the laws of a jurisdiction outside of the United States of America (including any state or territory thereof and the District of Columbia) and that is not dually incorporated under the laws of the United States of America, any state thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5, except for changes concurred in by Company’s independent public accountants and disclosed in Company’s financial statements or the notes thereto.
     “Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.
     “Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.
     “Increased Commitment Amount” has the meaning specified in Section 2.8(a).
     “Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Company and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease.
     “Interest Period” means, with respect to any Eurodollar Rate Funding, a period of one, two, three or six months beginning on a Business Day, as elected by the Borrower; provided, however, that if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day).
     “Investment” means any stock or other securities or evidence of indebtedness of, loans or advances to, or other interest in, any Person.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “Lender Party” means the Lenders and the Administrative Agent.
     “Lenders” means Wells Fargo, acting on its own behalf and not as Administrative Agent, each of the undersigned banks and any financial institution that becomes a Lender pursuant to the procedures set forth in Section 8.10 (including any Eligible Lender that becomes a Lender pursuant to Section 2.8).
     “Level Status” means a level (designated “Level 1”, “Level 2”, and so on) determined pursuant to Section 2.5(a).
     “Leverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of (A) Total Funded Debt as of that quarter-end, to (B) EBITDA during the period of four fiscal quarters ending on that quarter-end, all determined with respect to the Company and its Subsidiaries on a consolidated basis.
     “Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.
     “Loan Documents” means this Agreement, the Term Notes and the Fee Letter.
     “Margin” means a Base Rate Margin or a Eurodollar Rate Margin.
     “Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), or operations of the Company and its Subsidiaries taken as a whole.
     “Maturity Date” means June 15, 2012.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Lender or the Administrative Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including but not limited to principal of and interest on the Term Notes and all fees due under this Agreement, the Fee Letter or any other Loan Document.
     “Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, and (iii) all Synthetic Lease Obligations of such Person.
     “Organizational Documents” means, (i) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (ii) with respect to any partnership, the partnership agreement of such partnership, (iii) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (iv) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.
     “Participating Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Percentage” means, with respect to each Lender, the ratio of (i) the sum of (A) the outstanding principal amount of the Term Loans owing to that Lender, and (B) at all times prior to the Commitment Termination Date, the portion of that Lender’s Commitment Amount that has not yet been drawn, to (ii) the sum of (A) the aggregate outstanding principal amount of all Term Loans, and (B) at all times prior to the Commitment Termination Date, the portion of the Aggregate Commitment Amount that has not yet been drawn.
     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary thereof existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person or its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” means an employee benefit plan or other plan established or maintained by the Company or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.
     “Prime Rate” means, at any time, the rate of interest most recently announced by Wells Fargo at its principal office as its “prime rate” or, if Wells Fargo ceases to announce a rate so designated, any similar successor rate designated by Wells Fargo. Such rate is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such publication or publications as Wells Fargo may designate.
     “Priority Debt” means (a) any item of Total Funded Debt of the Company secured by a Lien created or incurred within the limitations of Section 6.1(l), and (b) any item of Total Funded Debt of any Subsidiary (other than any item of Total Funded Debt of a wholly-owned domestic Subsidiary owing to another wholly-owned domestic Subsidiary).
     “Reference Rate” means, at any time, the greater of:
(a)	the Prime Rate,
     or
(b)	the Federal Funds Rate, plus 50 basis points (0.50%).
     “Rental Expense” means, with respect to any period, the aggregate amount of rental payments made by the Company and its Subsidiaries (determined on a consolidated basis) for such period with respect to operating leases.
     “Reportable Event” means (i) a “reportable event,” described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, as to which notice is required to be given to the Pension Benefit Guaranty Corporation, (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA, (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, or (iv) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.
     “Required Lenders” means one or more Lenders (including, where relevant, Additional Lenders) having an aggregate Percentage greater than 50%.
     “Revolving Credit Agreement” means the Credit Agreement dated June 15, 2007 among the Borrower, Wells Fargo, as administrative agent, and the Lenders, as defined therein, as amended, modified or restated.
     “S&P” means Standard & Poors Ratings Group, a division of McGraw-Hill Corporation.
     “SEC” means the Securities and Exchange Commission.
     “Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.
     “Solvent” means, with respect to any Person, that as of the date of determination (i) the fair market value of the property of such Person is (A) greater than the total liabilities (including contingent liabilities) of such Person, and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (iv) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.
     “Subsidiary” means (i) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, (ii) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, and (iii) any limited liability company or other form of business organization the effective control of which is held by the Company, the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.
     “Swap Contracts” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.
     “Term Loan” means an advance by the Lenders to the Borrower pursuant to Section 2.1.
     “Term Note” has the meaning set forth in Section 2.1.
     “Total Funded Debt” of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money; (ii) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business) if such purchase price is (A) due more than nine months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or a similar written instrument; (iii) all Capitalized Lease obligations; (iv) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person; (v) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (vi) indebtedness evidenced by bonds, notes or similar written instrument; (vii) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (viii) net obligations of such Person under Swap Contracts which constitute interest rate agreements or currency agreements; (ix) guaranty obligations of such Person with respect to indebtedness for borrowed money of another Person (including Affiliates); and (x) Off-Balance Sheet Liabilities; provided, however, that in no event shall any calculation of Total Funded Debt of the Company include deferred taxes.
     “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
     “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and a party to this Agreement.
Section 1.2 Times
All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.
Section 1.3 Accounting Terms and Determinations
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Company’s compliance with the covenants set forth in the Financial Covenants shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Company and the Required Lenders in accordance with Section 9.13 hereof.

ARTICLE II
Amount and Terms of the Loans
Section 2.1 Term Loans.
Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Term Loans to the Borrower from time to time during the period from the date hereof to and including the Commitment Termination Date in an aggregate amount not to exceed that Lender’s Commitment Amount. The total amount of the Term Loans made hereunder shall not exceed the Aggregate Commitment Amount. The credit facility established hereby is not a revolving credit facility; except as set forth in Section 2.8(c) with respect to the adjustments following any Increased Commitment Amount, the Borrower may not re-borrow the amount of any Term Loan that has been repaid. The Company’s obligation to repay the Term Loans made by each Lender shall be evidenced by a single promissory note of the Company (each, a “Term Note”) payable to the order of that Lender, substantially in the form of Exhibit B hereto. The Term Loans shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.
Section 2.2 Procedure for Making Term Loans.
Each Borrowing under Section 2.1 shall occur following written notice from the Borrower to the Administrative Agent or telephonic request from any person purporting to be authorized to request Term Loans on behalf of the Borrower. Each such notice or request shall specify (i) the date of the requested Borrowing, (ii) the amount thereof, and (iii) if any portion of such Borrowing will bear interest at a Eurodollar Rate, the Interest Period selected by the Borrower with respect thereto. Such notice or request must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date on which such Borrowing is to occur. Concurrent with any such notice or request, the Borrower shall deliver to the Administrative Agent in writing (which may be by facsimile transmission) the certificate required by Section 3.2(b). Upon receiving a request for a Borrowing under Section 2.1, and in any event not later than 3:00 p.m. on the day that the request is received, the Administrative Agent will notify the Lenders of the amount of the requested Borrowing, the amount of each Lender’s Term Loan with respect thereto, and, if applicable, the fact that the Borrowing will bear interest at a Eurodollar Rate and the Interest Period selected by the Borrower. Upon fulfillment of the applicable conditions set forth in Article III, so long as a Lender receives notice of the requested Borrowing prior to 3:00 p.m. on the day that the request is received, that Lender will make its Term Loan with respect to that Borrowing available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the date called for in such notice. Prior to the close of business on the day of the requested Borrowing, the Administrative Agent shall disburse such funds by crediting the same to the Borrower’s demand deposit account maintained with the Administrative Agent or in such other manner as the Administrative Agent and the Borrower may from time to time agree. The Administrative Agent shall have no obligation to disburse the requested Borrowing if any condition set forth in Article III has not been satisfied on the day of the requested Borrowing. Each Borrowing shall be in the amount of $500,000 or an integral multiple of $100,000 greater than $500,000; provided, however, that any portion of such Borrowing bearing interest at a Eurodollar Rate must be in the amount of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000. The Borrower shall promptly confirm each telephonic request for a Borrowing by executing and delivering an appropriate confirmation certificate to the Administrative Agent. However, the Borrower shall be obligated to repay all Term Loans for which the Borrower actually received the moneys (including but not limited to all Term Loans the proceeds of which were deposited in any account of the Borrower) or in respect of which the Administrative Agent reasonably believed the person requesting the same to be authorized to do so, notwithstanding the fact that the person requesting the same was not in fact authorized so to do. Any request for a Borrowing shall be deemed to be a representation that the statements set forth in Section 3.2 are correct.

Section 2.3 Interest
     (a) The Term Loans shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in this Section 2.3.
     (b) Except as set forth in this Section, the principal balance of each Term Loan shall bear interest at the Base Rate.
     (c) At the election of the Borrower, which may be exercised from time to time, the Borrower may request in writing or by telephone that a Eurodollar Rate be applicable for the portion of the outstanding principal balance of the Term Loans (including any Term Loan requested or to be requested) and for the Interest Period indicated by the Borrower in its request; provided, however, that in no event shall more than eight Eurodollar Rate Fundings be outstanding at any one time. The portion of the outstanding balance of the Term Loans for which a Eurodollar Rate is requested (i) must be in the amount (as to all Term Loans combined) of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000, and (ii) if such request relates to Term Loans already outstanding, must, on the first day of the applicable Interest Period, either (1) bear interest at the Base Rate, or (2) bear interest at a Eurodollar Rate with respect to which the Interest Period expires on such first day. In no event may the Borrower select an Interest Period extending beyond the Maturity Date or any other Interest Period if, following such selection, payment of funding losses under Section 2.13(b) would be required in order to make payments of regularly scheduled installments of principal of the Term Loans. A request for a Eurodollar Rate (i) must be received by the Administrative Agent before 10:00 a.m. on the day three Business Days before the first day of the proposed Interest Period (and the Administrative Agent shall give the Lenders prompt notice thereof), and (ii) may not be rescinded by the Borrower after such request has been made. Subject to the terms and conditions set forth herein, the applicable Eurodollar Rate shall (subject to fluctuations in the applicable Eurodollar Rate Margin) be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Term Loans to which the Eurodollar Rate request related (and the remaining part of the principal balance of the Term Loans, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts). At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Term Loans to which the Eurodollar Rate request was applicable shall revert to the Base Rate unless a new Eurodollar Rate request is made by the Borrower in accordance with this Agreement. Notwithstanding anything to the contrary in this Section, (i) the Administrative Agent shall have no obligation to permit the application of a Eurodollar Rate for any Interest Period if any Lender, in its sole discretion, determines that deposits in amounts equal to the requested amount, maturing at the end of the proposed Interest Period are not readily available to such Lender from major banks in the London interbank market, and (ii) without the consent of the Required Lenders, the Administrative Agent will not permit the application of a Eurodollar Rate for any interest period if a Default or Event of Default has occurred and is continuing when the request for the Eurodollar Rate is made. Absent manifest error, the records of the Administrative Agent shall be conclusive evidence as to the amount of the Term Loans bearing interest at a Eurodollar Rate, the applicable Eurodollar Rate and the date on which the Interest Period applicable to such Eurodollar Rate expires.
     (d) If any Lender, in its sole discretion, determines that it is unlawful for it to continue to maintain its portion of any Eurodollar Rate Funding outstanding at the time of such determination, such Lender may, by notice to the Administrative Agent and the Company, require the immediate repayment thereof or, if legally permissible, convert its portion of such Eurodollar Rate Funding to a Base Rate Funding in an amount equal to such portion of the applicable Eurodollar Rate Funding. No amount shall be required to be paid under Section 2.13 on account of such prepayment.
Section 2.4 Principal and Interest Payment Dates.
     (a) Interest. Interest accruing at the Base Rate shall be due and payable on the last day of each March, June, September and December and on the Maturity Date. Interest accruing at a Eurodollar Rate shall be due and payable on the last day of the applicable Interest Period or, if an Interest Period is in excess of three months, on the date that is three months after the beginning of the Interest Period and after each such interest payment date thereafter, and on the last day of the Interest Period and on the Maturity Date.
     (b) Principal. The principal balance of the Term Loans shall be due and payable in successive quarterly installments, due and payable on the last day of each March, June, September and December, commencing September 30, 2009, and in one final installment due and payable on the Maturity Date. Each such installment other than the final installment shall be in an amount equal to a percentage of the principal balance of the Term Loans outstanding at the close of business on the Commitment Termination Date. The percentage on which each such installment is calculated shall be as set forth below opposite the date on which such installment is due:

Installment Due Date	Installment Percentage
September 30, 2009	2.50%
December 31, 2009	2.50%
March 31, 2010	2.50%
June 30, 2010	2.50%
September 30, 2010	3.75%
December 31, 2010	3.75%
March 31, 2011	3.75%
June 30, 2011	3.75%
September 30, 2011	5.00%
December 31, 2011	5.00%
March 31, 2012	5.00%
The final installment due on the Maturity Date shall be in an amount equal to the entire principal balance of the Term Loans then unpaid.
Section 2.5 Level Status and Margins.
     (a) Determining the Company’s Level Status and Margins. The Company’s Level Status and Margins shall be determined quarterly based on the Company’s Leverage Ratio, in accordance with the following table:

		Eurodollar Rate
Level Status	Leverage Ratio	Margin	Base Rate Margin
Level 6	Greater than or equal to 3.25 to 1	2.75%	1.25%
Level 5	Greater than or equal to 2.75 to 1, but less than 3.25 to 1	2.50%	1.00%
Level 4	Greater than or equal to 2.25 to 1, but less than 2.75 to 1	2.25%	0.75%
Level 3	Greater than or equal to 1.75 to 1, but less than 2.25 to 1	2.00%	0.50%
Level 2	Greater than or equal to 1.25 to 1, but less than 1.75 to 1	1.75%	0.25%
Level 1	Less than 1.25 to 1	1.50%	0%
The Company’s Level Status and Margin shall be adjusted as of the date that is 5 Business Days after the last date by which the Borrower is otherwise required to deliver financial statements in accordance with Sections 5.1(a) or 5.1(b) and the related Compliance Certificate in accordance with Section 5.1(c) for a given period (each such date, a “calculation date”). If the Borrower fails for any reason to deliver such financial statements or Compliance Certificate for any given period on or before the related calculation date, then the Company’s Level Status shall be deemed to be Level 6, and the Margins shall be determined accordingly, until two Business Days after such financial statements and Compliance Certificate are actually received by Administrative Agent. Notwithstanding the foregoing and for the avoidance of doubt, if, for any period and for any reason, the Company’s actual Leverage Ratio is higher than that reported in the related Compliance Certificate delivered for such period, then Borrower shall immediately, without the requirement of notice or demand, pay to the Agent, for the benefit of the Lenders, an amount equal to the excess of (A) the amount of interest that would have accrued had the Margins for such period been based upon the Company’s actual Leverage Ratio for such period rather than the Leverage Ratio reported in the Compliance Certificate delivered for such period; over (B) the amount of interest or fees that was actually paid by Borrower based upon the Company’s Leverage Ratio reported in the Compliance Certificate delivered for such period. No adjustment shall be made if the Company’s actual Leverage Ratio is determined to have been lower than that reported in the related Compliance Certificate delivered for a given period.
(b)	Additional Provisions. Notwithstanding the foregoing:

(i)	Until the first adjustment hereunder, the Company’s Level Status shall be deemed to be Level 4, and the Margins shall be determined accordingly.

(ii)	Until the first adjustment hereunder following September 30, 2009, the Company shall be deemed to be at Level 4 if a determination hereunder would otherwise cause the Company’s Level Status to be Level 3, Level 2 or Level 1.

(iii)	No reduction in the Borrower’s Level Status or Margins will be made if a Default or an Event of Default has occurred and is continuing at the time that such reduction would otherwise be made.
     (c) Default Rates. Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Lenders, a default increment equal to 200 basis points (2.00%) shall be added to the Base Rate Margin and Eurodollar Rate Margin. Inclusion of such default increment in calculating the Base Rate Margin and Eurodollar Rate Margin shall not be deemed a waiver or excuse of any such Event of Default.

Section 2.6 Other Fees.
The Borrower shall pay to the Administrative Agent (i) for the benefit of the Lenders, the upfront fee set forth in the Fee Letter, and (ii) for the Administrative Agent’s own account and not for the benefit of the Lenders, certain additional fees in the amounts set forth in the Fee Letter.
Section 2.7 Voluntary Prepayments.
The Borrower may prepay the Term Loans in whole or in part, without penalty or premium, at any time and from time to time; provided that (i) any prepayment of the Term Loans shall be applied pro rata to the prepayment of each Lender’s Term Loans, (ii) any prepayment shall be applied, first, to the principal installments due hereunder in inverse order of their maturities, (iii) any prepayment of the full amount of the Term Loans shall include accrued interest thereon, (iv) any prepayment of any Eurodollar Rate Funding shall be accompanied by compensation as specified in Section 2.13(b), (v) any prepayment of any Eurodollar Rate Funding shall be made only upon one Business Day’s prior notice, and (vi) each prepayment of the Term Loans (other than prepayment of the Term Loans in full) shall be in the principal amount of $1,000,000 or an integral multiple of $1,000,000. Each partial prepayment of principal on the Term Loans shall (as among Base Rate Fundings and Eurodollar Rate Fundings) be applied, first, to Base Rate Fundings, and, second, to Eurodollar Rate Fundings, in inverse order of the maturities of the Interest Periods applicable thereto.
Section 2.8 Optional Increases of Aggregate Commitment Amount.
     (a) Request to Increase. At any time on or after the date hereof and on or before the date that is 15 calendar days before the Commitment Termination Date, and so long as no Default or Event of Default has occurred and is continuing, the Borrower may, with the consent of and in coordination with the Administrative Agent and each Lender increasing its Commitment Amount (including any Eligible Lender that becomes a Lender in connection therewith) as to all of the matters set forth in this Section 2.8, from time to time propose to increase the Aggregate Commitment Amount by increasing the Commitment Amounts of one or more Lenders or by obtaining a Commitment from an Eligible Lender that will become a Lender. The aggregate principal amount of each increase to the Aggregate Commitment Amount made pursuant to this Section 2.8 (the amount of any such increase, the “Increased Commitment Amount”) shall be equal to an integral multiple of $5,000,000. No such increase shall cause the Aggregate Commitment Amount to exceed $105,000,000. No more than two increases in the Aggregate Commitment Amount may be effected pursuant to this Section 2.8. No Lender shall be obligated to increase its Commitment Amount as a result of any such request by the Borrower, but no Lender (other than the Administrative Agent, in that capacity) shall have any right to object to the allocation of any Increased Commitment Amount among the other Lenders (including any Person who will become a Lender in connection therewith).
     (b) Conditions Precedent. Any increase in the Aggregate Commitment Amount under this Section 2.8 shall become effective upon the receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:
(i)	An amendment, modification or joinder to this Agreement, duly signed by the Borrower, the Administrative Agent and each Lender whose Commitment Amount will be increased and each other Lender or Eligible Lender who has subscribed to provide a portion of the Increased Commitment Amount, modifying the definition of “Aggregate Revolving Commitment Amount” and setting forth the agreement of each Eligible Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof.

(ii)	Amendments and modifications to any other Loan Documents reasonably requested by the Administrative Agent in relation to the Increased Commitment Amount, which amendments and modifications the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders. Such amendments and modifications may (without limitation) impose such additional upfront or other fees as the Administrative Agent or any Lender increasing its Commitment Amount may require in connection with the Increased Commitment Amount.

(iii)	Such Notes, duly executed by the Borrower, as any Lender or Eligible Lender may require to evidence any increase in a Lender’s Commitment Amount.

(iv)	Evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitment Amount and the execution and delivery of the documents described in this Section 2.8.

(v)	Such opinions of counsel for the Borrower and other assurances as the Administrative Agent may reasonably request.

(vi)	Reimbursement of the Administrative Agent’s out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred in connection therewith.
     (c) Adjustments. If any Term Loans are outstanding when any Increased Commitment Amount becomes effective, the Borrower shall, upon such effectiveness and in coordination with the Administrative Agent, repay the outstanding Term Loans of certain Lenders, and incur additional Term Loans from certain other Lenders, in each case to the extent necessary so that all of the Lenders participate in the outstanding Term Loans ratably on the basis of their respective Commitment Amounts (after giving effect to any increase in the Aggregate Commitment Amount pursuant to this Section 2.8). Notwithstanding the non-revolving nature of the Term Loans generally, the Borrower may reborrow any amount repaid solely by reason of this paragraph (c), subject to all of the terms and conditions set forth in Section 2.1 and elsewhere in this Agreement. The Borrower shall be obligated to pay to the applicable Lenders any costs of the type referred to in Section 2.13(b) in connection with any such repayment.
Section 2.9 Computation of Interest and Fees.
All interest on Base Rate Fundings accruing based on the Prime Rate will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.
Section 2.10 Payments.
All payments of the Obligations shall be made to the Administrative Agent in immediately available funds, without setoff or counterclaim at such office as the Administrative Agent may from time to time designate. All payments of principal and interest on the Term Loans shall be made in Dollars. Payments received after noon on any day shall be deemed received on the next succeeding Business Day. The Borrower agrees that the amount shown on the books and records of each Lender as being the principal balance of that Lender’s Term Loans, if any, shall be prima facie evidence of such principal balance. The Borrower hereby authorizes the Administrative Agent to charge against any demand deposit account the Borrower maintains with the Administrative Agent an amount equal to the accrued interest and fees from time to time due and payable to the Lender Parties under the Term Notes or hereunder, or (at the Lenders’ option) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing.

Section 2.11 Payment on Nonbusiness Days.
Whenever any payment to be made hereunder or under the Term Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest thereon.
Section 2.12 Use of Term Loans.
The proceeds of the Term Loans shall be used by the Borrower for its general corporate purposes.
Section 2.13 Yield Protection; Funding Indemnification.
In addition to any interest payable on the Term Loans and any fees or other amounts payable hereunder, the Borrower agrees:
     (a) If at any time after the date hereof any adoption of or change in any applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):
(i)	shall subject any Lender to any tax, duty or other charges with respect to this Agreement, or shall materially change the basis of taxation of payments to any Lender of the principal of or interest on any of that Lender’s Eurodollar Rate Fundings (except for the imposition of or changes in the rate of Excluded Taxes (as defined in Section 2.14) and, without limiting Section 2.14, except for Taxes (as defined in Section 2.14) deducted or withheld by the Borrower in accordance with applicable law); or

(ii)	shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (other than reserves and assessments described in clause (i)(b) of the definition of “Eurodollar Rate” and taken into account in determining the applicable Eurodollar Rate) because of any portion of the principal balance of that Lender’s Eurodollar Rate Fundings and the result of any of the foregoing would be to increase the cost to that Lender of making or maintaining any such portion or to reduce any sum received or receivable by that Lender with respect to such portion;
then, within 30 days after demand by any Lender the Borrower shall pay that Lender such additional amount or amounts as will compensate that Lender for such increased cost or reduction. A Lender shall not make demand hereunder unless that Lender is generally imposing such increased costs on its similarly situated customers. No Lender may demand such compensation more than 90 days following the end of the Interest Period with respect to which such demand is made; provided, however, that the foregoing shall in no way limit the right of any Lender to demand compensation to the extent that such compensation relates to the retroactive application of any law, rule or regulation if such demand is made within 90 days after the adoption of or change in such law, rule or regulation. A certificate in reasonable detail of that Lender setting forth the basis for the determination of such additional amount or amounts shall be promptly submitted by that Lender to the Company and shall, in the absence of manifest error, be conclusive and binding as to such amount or amounts.
     (b) The Borrower shall also compensate any Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by that Lender to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of that

Lender’s Eurodollar Rate Fundings which that Lender may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any payment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period or if a Borrowing or payment in whole or in part of a Eurodollar Rate Funding fails to occur. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how that Lender computed such loss or expense) shall be promptly submitted by that Lender to the Company and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though that Lender acquired deposits in the London interbank market to fund that portion of the principal balance whether or not that Lender actually did so.
Section 2.14 Taxes.
     (a) All payments made by the Borrower to the Administrative Agent or any Lender or Additional Lender (herein any “Payee”) under this Agreement or any of the Loan Documents shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes imposed by any governmental or other taxing authority, except as required by law. As used herein, the term “Taxes” shall include all income, excise and other taxes, duties or charges of whatever nature imposed on a Payee (other than taxes based on or measured by the net income of the Payee, franchise taxes in lieu thereof, taxes on doing business or measured by or imposed upon the capital or net worth of any such Payee, and branch profits taxes or similar taxes, in each case imposed by the government or other taxing authority of the country, state or political subdivision in which such Payee is organized or incorporated or in which such Payee’s principal executive office or the office through which the Payee is acting is located or in which the Payee is otherwise subject to taxation (such excluded taxes being herein called “Excluded Taxes”)). If the Borrower is compelled by law to make any such deductions or withholdings of Taxes it will:
(i)	pay to the relevant authorities the full amount required to be so withheld or deducted;

(ii)	except to the extent that such deduction or withholding of Taxes results from the failure by any Payee to comply with Section 2.14(c) or the relevant Assignment Certificate, pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by each Payee after such deductions or withholdings of Taxes (including any required deduction or withholding on such additional amounts) shall equal the amount such Payee would have received had no such deductions or withholdings been made; and

(iii)	promptly forward to the Administrative Agent (for delivery to such Payee) an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authorities.
     (b) If any Taxes otherwise subject to indemnification by the Borrower pursuant to Section 2.14(a) are directly asserted against any Payee, such Payee may pay such Taxes and the Borrower promptly shall reimburse such Payee to the full extent otherwise required by such paragraph. The obligations of the Borrower under this Section 2.14 shall survive any termination of this Agreement.
     (c) If any Payee is organized under the laws of any jurisdiction other than the United States or any state thereof, such Payee will, prior to the date it becomes a party hereto, furnish to the Administrative Agent and the Company either original, accurate and duly executed U.S.

Internal Revenue Service Form W-8BEN, or original, accurate and duly executed U.S. Internal Revenue Service Form W-8ECI, as applicable, wherein such Payee will certify as to such Payee’s entitlement to complete exemption from U.S. federal withholding tax on all payments under any Loan Document. In addition, each Payee will deliver such forms promptly upon learning of the obsolescence or invalidity of any forms previously delivered by such Payee; provided, however, that a Payee shall not be obligated to deliver such additional forms claiming complete exemption from U.S. federal withholding tax on all payments under the Loan Documents pursuant to this sentence if it is unable to deliver such forms as a result of a change in statute, tax, treaty or regulation since the date of any U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI, as applicable, previously delivered by such Payee. In addition, each Payee shall deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent, such other original, accurate and duly executed forms and documents as may be reasonably required to establish the legal entitlement of such Payee to an exemption for withholding with respect to payments under this Agreement or any other Loan Documents. The Borrower shall not be required to pay additional amounts to any Payee pursuant to this Section 2.14 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Payee to comply with this Section 2.14(c).
     (d) The amount that the Borrower shall be required to pay to any Payee pursuant to Section 2.14(a) or (b) shall be reduced by the amount of any refund, credit or allowance which such Payee receives in respect of Taxes as to which it has received additional amounts or has been indemnified by the Borrower as reasonably determined by such Payee; provided, however, that (i) such Payee’s determination of the amount of such refund, credit or allowance and the date on which it is received shall be conclusive, absent manifest error, (ii) no Payee shall be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with a Payee’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if such Payee shall subsequently determine that it has lost the benefit of all or a portion of such refund, credit or allowance, the Borrower shall promptly remit to such Payee the amount certified by such Payee to be the amount necessary to restore such Payee to the position it would have been in if no payment of such refund, credit or allowance or such portion thereof, as applicable, had been made pursuant to this Section 2.14(d).
     (e) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form, if any, required to be delivered under paragraph (c) above was not delivered or properly completed, because such Lender failed to notify the Administrative Agent or the Borrower of a change in circumstances which rendered its exemption from withholding ineffective, or due to any other act, or failure to act, of such Lender), such Lender shall indemnify the Administrative Agent or the Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Administrative Agent or the Borrower, as applicable, as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent or the Borrower, as applicable, under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent or the Borrower, as applicable, which attorneys may be employees of the Administrative Agent or the Borrower, as applicable). The obligations of the Lender under this Section 2.14(e) shall survive the payment of the Obligations and termination of this Agreement.

Section 2.15 Capital Adequacy.
If any Lender determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Lender may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section:
     (a) “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by a Lender under this Agreement during such period, by (ii) the average capital that Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
     (b) “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy that applies to any Lender, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
     (c) “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that any Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of that Lender.
     (d) “Lender” includes (but is not limited to) the Lenders, as defined elsewhere in this Agreement; any participant in the loans made hereunder (to the extent provided in Section 8.11 only); and any bank holding company with respect to any of the foregoing.
The initial notice sent by a Lender shall be sent as promptly as practicable after that Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Lender’s Return for the quarter in which the notice is sent and, if applicable, the preceding quarter, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, that Lender may send a new notice with respect to each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. In such event, the Borrower shall pay the Lender such amount within 30 days after demand by such Lender. A Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error. A Lender shall not make demand hereunder unless that Lender is generally imposing such increased costs on its similarly situated customers. No Lender may demand any compensation hereunder more than 45 days following the end of the quarter for which compensation is sought.
Section 2.16 Substitution of Lender.
Upon the receipt by the Company from any Lender (an “Affected Lender”) of a notice of illegality under Section 2.3(d) or a claim for compensation under Sections 2.13(a), 2.14 or 2.15, the Company may: (a) request that one or more of the other Lenders assume all or part of such Affected Lender’s Term Loans and Commitment (which request each such other Lender may decline or agree to in its sole discretion); or (b) designate a replacement bank or other entity satisfactory to the Company to acquire and assume all or part of such Affected Lender’s Term Loans and Commitment at the face amount thereof (a “Substitute Lender”). Any such designation of a Substitute Lender under clause (b) shall be subject to the prior written consent of the Administrative Agent (which consent shall not unreasonably be withheld). Any transfer of Term Loans or Commitments pursuant to this Section shall be made in accordance with Section 8.10, and the Affected Lender shall be entitled to payment in full of the principal amount of its outstanding Term Loans, all accrued interest thereon, and all accrued fees to the date of such transfer.
ARTICLE III
Conditions Precedent
Section 3.1 Initial Conditions Precedent.
The obligation of the Lender Parties to make any Term Loan is subject to the condition precedent that the Administrative Agent shall have received, on or before the day of the first Term Loan (and, in any event, on or before October 15, 2008), all of the following, in form and substance satisfactory to each Lender Party:
     (a) This Agreement, duly executed by the Company, the Administrative Agent and each of the Lenders.
     (b) The Term Notes, dated the date hereof, properly executed on behalf of the Company.
     (c) The Fee Letter, properly executed on behalf of the Company.
     (d) A certificate of the secretary or an assistant secretary of the Company (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of the Company, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Company, together with such copies, and (iii) certifying the names of the officers of the Company who are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.
     (e) A certificate of good standing of the Company, dated not more than ten days before such date.
     (f) A signed copy of an opinion of counsel for the Company, addressed to the Lenders in substantially the form of Exhibit D hereto.
     (g) All fees required to be paid as of the date hereof under this Agreement or the Fee Letter.
     (h) Such other documents as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the initial Term Loans.
Section 3.2 Conditions Precedent to All Term Loans.
The obligation of the Lender Parties to provide any Term Loan is subject to the further conditions precedent that on the date of such Term Loan:
     (a) The representations and warranties contained in Article IV are correct on and as of the date of such Term Loan as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

     (b) The Borrower has delivered to the Administrative Agent a certificate in the form of Exhibit F hereto, duly executed by a person authorized to request Term Loans on behalf of the Borrower.
     (c) No event has occurred and is continuing, or would result from such Term Loan, which constitutes a Default or an Event of Default.
ARTICLE IV
Representations and Warranties
The Company represents and warrants to the Lenders as follows:
Section 4.1 Corporate Existence and Power.
The Company and its Subsidiaries are each corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (i) will not permanently preclude the Company or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (ii) will not result in any other Material Adverse Change. The Company has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.
Section 4.2 Authorization of Borrowing; No Conflict as to Law or Agreements.
The execution, delivery and performance by the Borrower of the Loan Documents, the borrowings from time to time hereunder, the issuance of the Term Notes, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Organizational Documents of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company or any Subsidiary is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company or any Subsidiary.
Section 4.3 Legal Agreements.
This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.4 Subsidiaries.
Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the date of this Agreement and of the percentage of the ownership of the Company or any other Subsidiary in each as of the date of this Agreement. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Company or by any such other Subsidiary are validly issued and fully paid and nonassessable.
Section 4.5 Financial Condition.
The Company has heretofore furnished to the Lenders the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2007, and its unaudited quarterly consolidated financial statements for the quarter ended June 30, 2008. Those financial statements fairly present in all material respects the financial condition of the Company on the date thereof and the results of its operations and cash flows for the period then ended, and were prepared in accordance with GAAP. The information, exhibits and reports furnished by the Company to the Lender Parties, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
Section 4.6 Adverse Change.
There has been no Material Adverse Change between December 31, 2007 and the date of this Agreement.
Section 4.7 Litigation.
Except as set forth in Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the properties of the Company or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to effect a Material Adverse Change, the Company knows of no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.5.
Section 4.8 Hazardous Substances.
Except as set forth in Schedule 4.8, to the best of the Company’s knowledge, (i) neither the Company nor any Subsidiary or other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, except to the extent that such disposal can not reasonably be expected to result in a Material Adverse Change; and (ii) no such real property has ever been used (either by the Company or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.
Section 4.9 Regulation U.
Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.10 Taxes.
The Company and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld and paid by them. The Company and its Subsidiaries have each filed all federal, state and local tax returns which to the knowledge of the officers of the Company or any Subsidiary are required to be filed, and the Company and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or applicable Subsidiary has provided adequate reserves in accordance with GAAP.
Section 4.11 Burdensome Restrictions.
Neither the Company nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to effect a Material Adverse Change. Neither the Company nor any Subsidiary is a party to any presently effective agreement that, if entered into after the date hereof, would constitute a breach of Section 6.7.
Section 4.12 Titles and Liens.
The Company or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Company and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with the business or operations of the Company and its Subsidiaries taken as a whole.
Section 4.13 ERISA.
No Plan will have an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $10,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Company or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Company or any Subsidiary. Except as disclosed in Company’s financial statements, neither the Company nor any Subsidiary has any contingent liability with respect to any post-retirement benefit under a Welfare Plan in excess of $10,000,000, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.
Section 4.14 Investment Company Act.
The Borrower is not and will not at any time be an “investment company,” as such term is defined in the Investment Company Act.
Section 4.15 Solvency.
The Borrower is and, upon the making of any Term Loan will be, Solvent.
Section 4.16 Swap Obligations.
Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

Section 4.17 Insurance.
The properties of the Company and its Subsidiaries are insured with responsible and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and such Subsidiaries operate.
Section 4.18 Compliance With Laws.
The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights, where failure to comply would result in a Material Adverse Change.
Section 4.19 No Contractual Default.
Neither the Company nor any Subsidiary is in violation of any term of any contract, agreement, judgment or decree, the violation of which would (individually or together with all other such violations in existence) result in a Material Adverse Change.
ARTICLE V
Affirmative Covenants of the Company
So long as any Obligations (other than obligations of indemnification described in Section 9.5 that are not then due and payable) remain unpaid or any Commitment shall be outstanding, the Company will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:
Section 5.1 Financial Statements.
The Company will deliver to the Administrative Agent and each Lender:
     (a) As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.
     (b) As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the balance sheet of the Company and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Company and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.
     (c) Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer or treasurer of the Company.
     (d) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or any Subsidiary shall file with the SEC or any national securities exchange.
     (e) Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Company or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Company or any Subsidiary combined in excess of $10,000,000.
     (f) As promptly as practicable (but in any event not later than five Business Days) after an officer of the Company obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Company of the steps being taken by the Company to cure the effect of such event.
     (g) Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to Company or any Subsidiary in excess of $10,000,000, a written notice specifying the nature thereof, what action the Company has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.
     (h) Promptly upon their receipt, copies of (a) all notices received by the Company, any Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (b) all notices received by the Company, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds $10,000,000.
     (i) All notices required to be delivered under Section 9.13.
     (j) Such other information respecting the financial condition and results of operations of the Company or any Subsidiary as any Lender may from time to time reasonably request.
Section 5.2 Books and Records; Inspection and Examination.
The Company will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP. Upon request of any Applicable Party, as defined below, the Company will, and will cause each Subsidiary to, give any representative of such Applicable Party access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section), to inspect any of its properties (subject to such physical security requirements as the Company or the applicable Subsidiary may require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as such Applicable Party may reasonably request. As used in this Section 5.2, “Applicable Party” means (i) so long as any Event of Default has occurred and is continuing, the Administrative Agent or any Lender, and (ii) at all other times, the Administrative Agent. The provisions of this Section 5.2 shall in no way preclude any Lender from discussing the general affairs, finances and accounts of the Company with any of its principal officers at such times during normal business hours and as often as may be agreed to between the Company and such Lender.
Section 5.3 Compliance with Laws.
The Company will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the noncompliance with which would effect a Material Adverse Change. In addition, and without limiting the foregoing sentence, the Company will (i) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of any Term Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
Section 5.4 Payment of Taxes and Other Claims.
The Company will, and will cause each Subsidiary to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Company or any Subsidiary; provided, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $5,000,000.
Section 5.5 Maintenance of Properties.
The Company will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (i) (A) such discontinuance or disposition is, in the reasonable judgment of the Company or that Subsidiary, desirable in the conduct of its business, and (B) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition or (ii) such discontinuance or disposition relates to obsolete or worn-out property.
Section 5.6 Insurance.
The Company will, and will cause each Subsidiary to, obtain and maintain insurance with insurers reasonably believed by the Company or such Subsidiary to be responsible and reputable, in such amounts and against such risks as are consistent with sound business practice.
Section 5.7 Preservation of Corporate Existence.
The Company will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Company nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate existence if (i) its Governing Board shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Company or that Subsidiary, and (ii) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit the Company to terminate its corporate existence.
Section 5.8 Use of Proceeds.
The Company will, and will cause each Subsidiary to, use the proceeds of the Term Loans for general corporate purposes. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Term Loans to purchase or carry any “margin stock” (as defined in Regulation U) or to make any acquisition of any corporation, limited liability company or other business entity unless, prior to making such acquisition, the Company or such Subsidiary shall have obtained written approval from the Governing Board of such entity.
Section 5.9 Delivery of Subsidiary Guaranties.
Concurrent with the designation by the Borrower of any Subsidiary as a “Designated Subsidiary” under Section 9.2 of the Revolving Credit Agreement, the Borrower will deliver to the Administrative Agent (i) a guaranty, executed by such Subsidiary, in form and substance satisfactory to the Administrative Agent, guarantying payment of the Obligations, (ii) a certificate of the secretary or other appropriate officer of such Subsidiary, in form and substance satisfactory to the Administrative Agent, (A) certifying that the execution, delivery and performance of that guaranty have been duly approved by all necessary action of the Governing Board of such Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (B) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Subsidiary, together with such copies, and (C) certifying the names of the officers of such Subsidiary that are authorized to sign that guaranty; and (iii) an opinion of counsel to that Subsidiary, opining as to the due execution, delivery and enforceability of such guaranty, in form and substance satisfactory to the Administrative Agent.
ARTICLE VI
Negative Covenants
So long as any Obligations (other than obligations of indemnification described in Section 9.5 that are not then due and payable) remain unpaid or any Commitment shall be outstanding, the Company agrees that, without the prior written consent of the Required Lenders:
Section 6.1 Liens.
The Company will not create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, except the following:
     (a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.
     (b) Materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.
     (c) Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.
     (d) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purpose of such business.
     (e) Purchase money Liens upon or in property acquired after the date hereof, provided that (i) such Lien is created not later than the 120th day following the acquisition or completion of construction of such property by the Company or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of the Company or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.

     (f) Liens granted by any Acquisition Target prior to the acquisition by the Company or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Company or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Company or the applicable Subsidiary and improvements and modifications thereto.
     (g) Liens (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.
     (h) Liens securing any refinancing of indebtedness secured by the Liens described in paragraphs (e) and (f), so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and such Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto.
     (i) Liens granted by any Subsidiary of the Company in favor of the Company or any wholly-owned Subsidiary of the Company.
     (j) Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (a) of exclusive licenses with respect to the foregoing if such licenses relate to either (x) intellectual property which is immaterial and not necessary for the on-going conduct of the businesses of the Company and its Subsidiaries or (y) uses that would not materially restrict the conduct of the on-going businesses of the Company and its Subsidiaries and (b) of non-exclusive licenses to use any of the foregoing to any Person, in any case in the ordinary course of business of the Company or any of its Subsidiaries.
     (k) Possessory Liens in favor of lessees or sublessees of properties leased or subleased by the Company or any of its Subsidiaries to such Persons.
     (l) Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed 5% of Adjusted Net Worth.
Section 6.2 Priority Debt.
The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Priority Debt, unless at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, the aggregate amount of all Priority Debt would not exceed 20% of Adjusted Net Worth.
Section 6.3 Sale of Assets.
The Company will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of all or a Material Part of the Assets of the Company and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person other than (i) in the ordinary course of business, (ii) any transfer of an interest in accounts or notes receivable on a limited recourse basis; provided, that (w) such transfer qualifies as a sale under GAAP, (x) the amount of such financing does not exceed $100,000,000 in the aggregate after the date of this Agreement, (y) at least 80% of the proceeds of such transfers are paid in cash and (z) the Company and its Subsidiaries do not retain a residual liability therefor in excess of 10% of the amount of any such financing, and (iii) dispositions of property no longer used or useful in the business of the Company or any Subsidiary; provided, however, that a wholly-owned Subsidiary of the Company may sell, lease, or transfer all or a substantial part of its assets to the Company or another wholly-owned Subsidiary of the Company, and the Company or such other wholly-owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it, and any such sale, lease or transfer shall not be included in determining if the Company and/or its Subsidiaries disposed of a Material Part of the Assets. For purposes hereof, “Material Part of the Assets” means assets with a net book value in excess of 10% of the total assets of the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, as shown on the most recent balance sheet of the Company and its Subsidiaries available as of the date of determination.
Section 6.4 Consolidation and Merger.
The Company will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of (a) any Person with, or a conveyance or transfer of its assets to, the Company so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) the Company shall be the continuing or surviving corporation, or (b) the merger of a wholly-owned Subsidiary with the Company, provided that the Company is the legally surviving entity, or (c) the merger of a wholly-owned Subsidiary with another wholly-owned Subsidiary.
Section 6.5 Hazardous Substances.
The Company will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.
Section 6.6 Restrictions on Nature of Business.
The Company and its Subsidiaries will not engage in any business materially different from those businesses in which they are presently engaged.
Section 6.7 Restrictive Agreements.
The Company will not, and will not permit any Subsidiary to, enter into any agreement (excluding this Agreement) limiting the ability of any Subsidiary to make any payments directly or indirectly to the Company, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Company.
Section 6.8 Transactions with Affiliates.
Neither the Company nor any Subsidiary will make any loan or capital contribution to, or any other investment in, any Affiliate, or pay any dividend to any Affiliate, or make any other cash transfer to any Affiliate; provided, however, that the foregoing shall not prohibit any of the following:

     (a) Transactions made upon fair and reasonable terms no less favorable to the Company or applicable Subsidiary than would obtain, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an Affiliate.
     (b) Loans or contributions of capital to Subsidiaries, so long as such transaction (if constituting a sale, lease, assignment, transfer or other disposition of assets) does not violate Section 6.3 of this Agreement.
Section 6.9 Leverage Ratio.
The Company will not permit its Leverage Ratio, determined as at the end of each fiscal quarter of the Company, to be greater than 3.50 to 1.
Section 6.10 Fixed Charge Coverage Ratio.
The Company will not permit its Fixed Charge Coverage Ratio, determined as at the end of each fiscal quarter of the Company, to be less than 2.00 to 1.
Section 6.11 Adjusted Net Worth.
The Company will not permit its Adjusted Net Worth, determined as of the end of each fiscal quarter of the Company, to be less than the sum of (i) $575,436,400, plus (ii) an amount equal to 50% of the consolidated net income of the Company and its Subsidiaries (with no deduction for any quarterly loss) in each fiscal quarter ending on or after September 30, 2008.
Section 6.12 Investments.
Neither the Company nor any of its Subsidiaries will purchase or hold beneficially any Investment, except:
     (a) Investments in its Subsidiaries, including investments in connection with acquisitions.
     (b) Existing investments described on Schedule 6.12.
     (c) Investments in commercial paper of corporations organized under the laws of the United States or any state thereof maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded a rating of “A-1” by S&P or “P-1” by Moody’s.
     (d) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within twelve months from the date of acquisition thereof.
     (e) Investments in certificates of deposit and time deposits maturing within one year from the date of issuance thereof, either (i) issued by a bank or trust company organized under the laws of the United States or any state thereof, Canada or any province thereof, or any member state of the European Union as of April 30, 2004 (other than Greece), having in each such case capital, surplus and undivided profits aggregating at least U.S.$100,000,000 (or the equivalent under local currency), provided that at the time of acquisition thereof by the Company or a Subsidiary, the senior unsecured long-term debt of such bank or trust company or of the holding company of such bank or trust company is rated “A” or better by S&P, or “A2” or better by Moody’s, or (ii) issued by any bank or trust company organized under the laws of the United

States or any state thereof to the extent that such Investments are fully insured by the Federal Depository Insurance Corporation.
     (f) Investments in repurchase agreements with respect to any Investment described in paragraph (d) above entered into with a depository institution or trust company of the type described in (e) above acting as principal, so long as such repurchase agreements are by their terms to be performed by the repurchase obligor and such repurchase agreements are deposited with a bank or trust company of the type described in clause (e) above.
     (g) Investments in (i) variable rate demand notes of any state of the United States or any municipality organized under the laws of any state of the United States or any political subdivision thereof which, at the time of acquisition by the Company, are accorded either of the two highest ratings by S&P or Moody’s, Inc., provided that in each such case, such notes permit the Company to require the issuer thereof to repurchase such notes within not more than 12 months from the date of acquisition thereof by the Company, and (ii) notes of any state of the United States or any municipality thereof organized under the laws of any state of the United States or any political subdivision thereof which are provided unconditional credit support by, and are unconditionally putable within a period not to exceed one year from the date of acquisition thereof by the Company or applicable Subsidiary to financial institutions rated “A” or better by S&P or Moody’s.
     (h) Investments in (i) preferred stocks which, at the date of acquisition by the Company or any Subsidiary, are accorded one of the three highest ratings by S&P or Moody’s or (ii) adjustable rate preferred stock funds rated “A-” or better by S&P or “A-3” or better by Moody’s.
     (i) Investments by any Foreign Subsidiary in direct obligations of the country in which such Foreign Subsidiary is organized, in each such case maturing within 12 months from the date of acquisition thereof by such Foreign Subsidiary.
     (j) Advances in the form of progress payments, prepaid rent or security deposits made or incurred in the ordinary course of business.
     (k) Investments of the Company and its Subsidiaries not described in the foregoing paragraphs (a) through (j), so long as the aggregate amount of all such Investments shall not at any time exceed the greater of (i) U.S. $50,000,000 or (ii) 10% of the aggregate amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus and retained earnings of the Company as determined in accordance with GAAP as at the time of making such Investment.
Section 6.13 Guarantees.
Neither the Company nor any of its Subsidiaries will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
     (a) The endorsement of negotiable instruments by the Company or any of its Subsidiaries for deposit or collection or similar transactions in the ordinary course of business.
     (b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.13 hereto.

     (c) Contingent obligations (A) of the Company with respect to obligations of its Subsidiaries and (B) of any of the Company’s Subsidiaries with respect to obligations of the Company or another such Subsidiary.
     (d) Contingent obligations with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business.
ARTICLE VII
Events of Default, Rights and Remedies
Section 7.1 Events of Default.
“Event of Default”, wherever used herein, means any one of the following events:
     (a) Default in the payment of any principal of any Term Loan when it becomes due and payable; or default in the payment of any other Obligations when the same become due and payable and the continuance of such default for five Business Days.
     (b) Default in the performance, or breach, of any covenant or agreement on the part of the Company contained in any Financial Covenant or any of Sections 5.1(f), 6.1 through 6.4, 6.8, 6.12 or 6.13.
     (c) Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement or any other Loan Document (excluding any covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Administrative Agent, at the request of any Lender, has given notice to the Company specifying such default or breach and requiring it to be remedied.
     (d) Any representation or warranty made by the Borrower in this Agreement or any other Loan Document or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made.
     (e) The Borrower shall assert that any Loan Documents are not enforceable in accordance with their terms.
     (f) An Event of Default, as defined in the Revolving Credit Agreement, shall occur.
     (g) A default in the payment when due (after giving effect to any applicable grace periods) of principal or interest with respect to any item of Total Funded Debt of the Company or any of its Subsidiaries (other than any Obligations or under the Revolving Credit Agreement) if the aggregate amount of all such items of Total Funded Debt as to which such payment defaults exist is not less than $10,000,000.
     (h) A default (other than a default described in paragraph (g)) under any agreement relating to any item of Total Funded Debt of the Company or any Subsidiary (other than under any of the Loan Documents or the Revolving Credit Agreement) or under any indenture or other instrument under which any such agreement has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such agreement if the effect of such default is to cause or to permit the holder of such item of Total Funded Debt (or trustee or agent on behalf of such holder) to cause such item of Total Funded Debt to come due prior to its stated maturity (or to cause or to permit the counterparty in respect of a Swap Contract to elect an early termination date in respect of such Swap Contract); provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such items of Total Funded Debt as to which such defaults have occurred and are continuing is less than $10,000,000; provided further that if such default shall be cured by the Company or such Subsidiary, or waived by the holders of such items of Total Funded Debt or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument, or Swap Contract, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.
     (i) The Company or any Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Company or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Company or such Subsidiary, and such appointment shall continue undischarged for a period of 60 days; or the Company or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company or any Subsidiary and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy.
     (j) A petition shall be filed by the Company or any Subsidiary under the United States Bankruptcy Code naming the Company or that Subsidiary as debtor; or an involuntary petition shall be filed against the Company or any Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Company or any Subsidiary as debtor.
     (k) A Change of Control shall occur with respect to the Company.
     (l) The rendering against the Company or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $5,000,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.
     (m) Any Plan shall have been terminated as a result of which the Company or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $10,000,000; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to the Company or any Subsidiary in excess of $10,000,000, or the Company or any Subsidiary or ERISA Affiliate shall have incurred withdrawal liability in excess of $10,000,000 in respect of any Multiemployer Plan; or the Company or any Subsidiary or ERISA Affiliate shall have incurred any joint and several liability to the Internal Revenue Service or the Department of Labor, or the Company or any Subsidiary shall have incurred any other liability to the Internal Revenue Service or the Department of Labor, in excess of $10,000,000 with respect to any Plan; or any Reportable Event that the Required Lenders may determine in good faith could reasonably be expected to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, and which, in any such case, could reasonably be expected to result in liability to Company or any Subsidiary or ERISA Affiliate in excess of $10,000,000, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Company by the Lenders.
     (n) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the Assets (as defined in Section 6.3) of the Company and its Subsidiaries.
Section 7.2 Rights and Remedies.
Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived by the Required Lenders or cured, the Administrative Agent may, with the consent of the Required Lenders, and shall, upon the request of the Required Lenders, exercise any or all of the following rights and remedies:
     (a) The Administrative Agent may, by notice to the Company, declare the Commitments to be terminated, whereupon the same shall forthwith terminate.
     (b) The Administrative Agent may, by notice to the Company, declare the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
     (c) The Lenders may, without notice to the Borrower and without further action, apply any and all money owing by any Lender to the Borrower to the payment of the Obligations then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrower hereunder. For purposes of this paragraph (d), “Lender” means the Lenders, as defined elsewhere in this Agreement, and any participant in the loans made hereunder; provided, however, that each such participant, by exercising its rights under this paragraph (d), agrees that it shall be obligated under Section 8.4 with respect to such payment as if it were a Lender for purposes of that Section.
     (d) The Administrative Agent and the Lenders may exercise any other rights and remedies available to them by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(j) hereof (whether or not such Event of Default also arises under Section 7.1(i) hereof), the Commitments shall terminate and the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

ARTICLE VIII
The Administrative Agent
Section 8.1 Authorization.
Each Lender and the holder of each Term Note irrevocably appoints and authorizes the Administrative Agent to act on its behalf to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.
Section 8.2 Distribution of Payments and Proceeds.
     (a) After deduction of any costs of collection as hereinafter provided, the Administrative Agent shall remit to each Lender that Lender’s Percentage of all payments of principal and interest on the Term Loans that are received by the Administrative Agent under the Loan Documents. Each Lender’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to the Lenders hereunder shall be to account for each Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Administrative Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund. The Administrative Agent may, in its sole discretion, make payment to the Lenders in anticipation of receipt of payment from the Borrower. If the Administrative Agent fails to receive any such anticipated payment from the Borrower, each Lender shall promptly refund to the Administrative Agent, upon demand, any such payment made to it in anticipation of payment from the Borrower, together with interest for each day on such amount until so refunded at a rate equal to the Federal Funds Rate for each such date.
     (b) Notwithstanding the foregoing, if any Lender has wrongfully refused to fund its Percentage of any Borrowing , or if the principal balance of any Lender’s Obligations is for any other reason less than its Percentage of the aggregate principal balances of the Lenders’ Obligations then outstanding, the Administrative Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Lender hereunder is equal to its Percentage of the aggregate amount owing to all of the Lenders hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.
Section 8.3 Expenses.
All payments, collections and proceeds received or effected by the Administrative Agent may be applied, first, to pay or reimburse the Administrative Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of collateral, if any, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent). If the Administrative Agent does not receive payments, collections or proceeds from the Borrower or its properties sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Administrative

Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds.
Section 8.4 Payments Received Directly by Lenders.
If any Lender or other holder of a Term Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Term Note other than through distributions made in accordance with Section 8.2, such Lender or holder shall promptly give notice of such fact to the Administrative Agent and shall purchase from the other Lenders or holders such participations in the Obligations held by them as shall be necessary to cause the purchasing Lender or holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon).
Section 8.5 Indemnification.
The Administrative Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith, or to prosecute or defend any suit in respect of this Agreement or the Term Notes or any documents or instrument delivered hereunder or in connection herewith unless indemnified to its satisfaction by the holders of the Obligations against loss, cost, liability and expense (other than any such loss, cost, liability or expense attributable to the Administrative Agent’s own gross negligence or willful misconduct). If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.
Section 8.6 Exculpation.
     (a) The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement, any Loan Document and any schedule, certificate, statement, report, notice or other writing which it in good faith believes to be genuine or to have been presented by a proper person. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations (it being understood and agreed that the Administrative Agent shall not be deemed to have knowledge of any Material Adverse Change, Default or Event of Default unless the Administrative Agent has received written notice thereof from the Company or any Lender, referring to this Agreement, describing such Material Adverse Change, Default or Event of Default), or (d) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The appointment of Wells Fargo as Administrative Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity.
     (b) The term “agent” is used herein in reference to the Administrative Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Administrative Agent and the other Lender Parties, in each case as independent contracting parties. However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein. In no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
Section 8.7 Administrative Agent and Affiliates.
The Administrative Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Administrative Agent were not the Administrative Agent hereunder.
Section 8.8 Credit Investigation.
Each Lender acknowledges that it has made its own independent credit decision and investigation and taken such care on its own behalf as would have been the case had its Commitment been granted and the Term Loans made directly by such Lender to the Borrower without the intervention of the Administrative Agent or any other Lender. Each Lender agrees and acknowledges that the Administrative Agent makes no representations or warranties about the creditworthiness of the Company or any other Borrower or other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.
Section 8.9 Resignation.
The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Company and the Lenders. In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a Lender as a successor Administrative Agent; provided, however, that so long as no Default or Event of Default has occurred and is continuing at such time, no such successor Administrative Agent may be appointed without the prior written consent of the Company. If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a Lender as a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was an Administrative Agent hereunder.
Section 8.10 Assignments.
     (a) Any Lender may, at any time, assign a portion of the Obligations and Commitment that it holds to an Eligible Lender (an “Applicant”) on any date (the “Adjustment Date”) selected by such Lender, subject to the terms and provisions of this Section 8.10. The aggregate principal amount of the Obligations and Commitment so assigned in any assignment shall be not less than $5,000,000, and the assigning Lender shall retain at least $5,000,000 of such Obligations and Commitment for its own account; provided, however, that the foregoing restriction shall not apply to a Lender assigning its entire Obligations and Commitment to the

Applicant. Any Lender proposing an assignment hereunder shall give notice of such assignment to the Administrative Agent and the Company at least ten Business Days prior to such assignment (unless the Administrative Agent and, so long as the Company’s consent is required for such assignment, the Company consent to a shorter period of time). Such notice shall specify the identity of such Applicant and the Percentage which it proposes that such Applicant acquire (which Percentage shall be the same for the Commitment and the Obligations held by the assigning Lender). Except as provided in paragraph (d) below, any assignment hereunder may be made only with the prior written consent of the Administrative Agent and the Company; provided, however, that (i) in no event shall such consent be unreasonably withheld, and (ii) the consent of the Company shall not be required if a Default or Event of Default has occurred and is continuing at the time of such assignment.
     (b) Subject to the prior written consent of the Administrative Agent and the Company (if applicable), to confirm the status of an Applicant as a party to this Agreement and to evidence the assignment of the applicable portion of the assigning Lender’s Commitment and Obligations in accordance herewith:
(i)	the Company, such Lender, such Applicant, and the Administrative Agent shall, on or before the Adjustment Date, execute and deliver to the Administrative Agent an Assignment Certificate (provided that, if a Default or Event of Default has occurred and is continuing on the applicable Adjustment Date, the assignment will be effective whether the Company signs it or not), in substantially the form of Exhibit E (an “Assignment Certificate”); and

(ii)	the Company will, at its own expense and in exchange for the assigning Lender’s Term Note, execute and deliver to the assigning Lender a new Term Note, payable to the order of the Applicant in an amount corresponding to the applicable interest in the assigning Lender’s rights and obligations acquired by such Applicant pursuant to such assignment, and, if the assigning Lender has retained interests in such rights and obligations, a new Term Note, payable to the order of that Lender in an amount corresponding to such retained interests. Such new Term Notes shall be in an aggregate principal amount equal to the principal amount of the Term Note to be replaced by such new Term Notes (or, if less, the Commitment Amount of the assigning Lender prior to giving effect to such assignment, unless such assignment is made after the Commitment Termination Date, in which case the aggregate principal amount of the new Term Notes shall equal the outstanding principal balance of the Term Note to be replaced by such new Term Notes), shall be dated the effective date of such assignment and shall otherwise be in the form of the Term Note to be replaced thereby. Such new Term Notes shall be issued in substitution for, but not in satisfaction or payment of, the Term Note being replaced thereby; and
Upon the execution and delivery of such Assignment Certificate and such Term Notes, (a) this Agreement shall deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such Additional Lender and the resulting adjustment of Percentages arising therefrom, (b) the assigning Lender shall be relieved of all obligations hereunder to the extent of the reduction of such Lender’s Percentage, and (c) the Additional Lender shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Lender herein and in each other document or instrument executed pursuant hereto and subject to all obligations of a Lender hereunder, including the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Lenders or all Lenders, and the obligations to make Term Loans hereunder.

     (c) In order to facilitate the addition of Additional Lenders hereto, the Company shall (subject to the written agreement of any prospective Additional Lender to be subject to the confidentiality provisions of Section 8.13) provide all reasonable assistance requested by each Lender and the Administrative Agent relating thereto, which shall not require undue effort or expense on the part of the Company, including, without limitation, the furnishing of such written materials and financial information regarding the Company and its Subsidiaries as any Lender or the Administrative Agent may reasonably request, and the participation by officers of the Company and its Subsidiaries in a meeting or teleconference call with any Applicant upon the reasonable request upon reasonable notice of any Lender or the Administrative Agent.
     (d) Without limiting any other provision hereof:
(i)	each Lender shall have the right at any time upon written notice to the Company and the Administrative Agent (but without requiring the consent of the Company or the Administrative Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Obligations, Term Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Affiliates of such Lender, provided that, unless consented to by the Company and the Administrative Agent (which consent shall not be unreasonably withheld), no such sale, assignment, transfer or negotiation of Commitment shall relieve the transferring Lender from its obligations (to the extent such Affiliate does not fulfill its obligations) hereunder; and

(ii)	each Lender shall have the right at any time upon written notice to the Company and the Administrative Agent (but without requiring the consent of the Company or the Administrative Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Obligations, Term Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Lenders, and any such sale, assignment, transfer or negotiation shall relieve the transferring Lender from its obligations hereunder to the extent of the obligations so transferred (except, in any event, to the extent that the Company, any other Lender or the Administrative Agent has rights against such transferring Lender as a result of any default by such transferring Lender under this Agreement);
provided, however, that any partial sale, assignment, transfer or negotiation pursuant to this Section shall be pro rata as to all of the Commitment, Obligations and Term Loans transferred.
     (e) Simultaneously with any assignment under this Section, the Lender making such assignment shall pay the Administrative Agent a transfer fee in the amount of $3,500.
     (f) Notwithstanding any other provision of this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and that Lender’s Obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     (g) The Administrative Agent shall maintain a copy of each Assignment Certificate delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, principal amount of the Term Loans by each Lender (the “Register”). The entries in the Register shall be conclusive, and all of the parties to this Agreement shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party to this Agreement from time to time upon reasonable notice.

     (h) Upon its receipt of a duly completed and executed Assignment Certificate and the transfer fee required by Section 8.10(e), the Administrative Agent will accept such Assignment Certificate and record the information therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.
Section 8.11 Participations
Each Lender may grant participations in a portion of its Obligations and Commitments to any Eligible Lender, upon prior written notice to the Administrative Agent but without the consent of the Administrative Agent or the Company, but only so long as the principal amount of the participation so granted is no less than $5,000,000 (or, if the participant is a Participating Affiliate, no less than $1,000,000). No holder of any such participation, other than an Affiliate of such Lender, shall be entitled to require such Lender to take or omit to take any action hereunder, except that such Lender may agree with such participant that such Lender will not, without such participant’s consent, agree to any action described in paragraph (a) of Section 9.2. No Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such granting of a participation. The Borrower hereby acknowledges and agrees that any participant described in this Section will, for purposes of Sections 2.13, 2.14 and 2.15 only, be considered to be a Lender hereunder (provided that such participant shall not be entitled to receive any more than the Lender selling such participation would have received had such sale not taken place). For the avoidance of doubt, no participant will be entitled to the benefits of Section 2.14 unless it complies with the provisions of Section 2.14(c) as if such participant were a Lender hereunder.
Section 8.12 Limitation on Assignments and Participations.
Except as set forth in Sections 8.10 and 8.11, no Lender may assign any of its rights or obligations under, or grant any participation in, any Loan Document or Commitment.
Section 8.13 Disclosure of Information.
The Lender Parties shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Company and its Subsidiaries to the Administrative Agent or the Lenders (the “Disclosed Information”). Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose Disclosed Information (i) to the Administrative Agent or any other Lender; (ii) to any Affiliate of any Lender in connection with the transactions contemplated hereby, provided that such Affiliate has been informed of the confidential nature of such information; (iii) to legal counsel, accountants and other professional advisors to the Administrative Agent or such Lender; (iv) to any regulatory body having jurisdiction over any Lender or the Administrative Agent; (v) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (vi) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Company or a Subsidiary, or (C) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Company or a Subsidiary; (vii) to the extent the Company or such Subsidiary shall have consented to such disclosure in writing; (viii) to the extent reasonably deemed necessary by the Administrative Agent or any Lender in the enforcement of the remedies of the Lender Parties provided under the Loan Documents; or (ix) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender Parties under this Section 8.13.

Section 8.14 Titles.
The Persons identified on the title page as “Sole Book Runner”, “Arranger”, “Syndication Agent” and “Documentation Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document on account of such identification other than those applicable to such Persons in their capacity (if any) as Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.
ARTICLE IX
Miscellaneous
Section 9.1 No Waiver; Cumulative Remedies.
No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Lender’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
Section 9.2 Amendments, Etc.
No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent or at the request of the Required Lenders), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing:
     (a) No such amendment or waiver shall be effective to do any of the following unless signed by each of the Lenders (or by the Administrative Agent with the consent or at the request of each of the Lenders):
(i)	Except as set forth in Section 2.8, increase the Commitment Amount of any Lender.

(ii)	Extend the Commitment Termination Date.

(iii)	Permit the Borrower to assign its rights under this Agreement.

(iv)	Amend this Section, the definition of “Required Lenders” in Section 1.1, or any provision herein providing for consent or other action by all Lenders.

(v)	Forgive any indebtedness of the Borrower arising under this Agreement or evidenced by the Term Notes, or reduce the rate of interest or any fees charged under this Agreement or the Term Notes.

(vi)	Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest or other material amounts due to any Lender Party hereunder or under any other Loan Document.

(vii)	Amend Section 2.7(i) or 8.2(a) in a manner that would alter the pro rata sharing required thereby.

     (b) No amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document unless in writing and signed by the Administrative Agent.
     (c) No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of the Borrower or obligations of any Lender or the Administrative Agent hereunder shall be effective unless the Borrower shall have consented thereto in writing.
No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Section 9.3 Notices.
     (a) Generally. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Exhibit A or in any applicable Assignment Certificate; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (w) the date received if delivered personally, (x) five business days after the date of posting, if delivered by mail, (y) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (z) the date of transmission if delivered by telecopy, except that notices or requests to the Lenders pursuant to any of the provisions of Article II shall not be effective as to any Lender until received by that Lender.
     (b) Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on an electronic delivery system such as DebtX, IntraLinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Section 9.4 Costs and Expenses.
The Company agrees to pay on demand (i) all costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (ii) all costs and expenses incurred by the Administrative Agent or any Lender in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out-of-pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Administrative Agent or such Lender by in-house counsel. The Company also agrees to pay and reimburse the Administrative Agent for all of its out-of-pocket and allocated costs incurred in connection with each audit or examination conducted by the Administrative Agent, its employees or agents, which audits and examinations shall be for the sole benefit of the Lender Parties.
Section 9.5 Indemnification by Borrower.
The Borrower hereby agrees to indemnify each Lender Party and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Term Loan (including but not limited to any such loss, claim, damage, expense or liability arising out of any claim that any Environmental Law has been breached with respect to any activity or property of the Company or its Subsidiaries), except with respect to taxes, which shall be governed by Section 2.14, and except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section shall survive any termination of this Agreement.
Section 9.6 Execution in Counterparts.
This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.
Section 9.7 Binding Effect, Assignment.
The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender Parties and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of each of the Lenders.
Section 9.8 Governing Law.
The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

Section 9.9 Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
Section 9.10 Consent to Jurisdiction.
Each party irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in a court of record in Hennepin County in the State of Minnesota or in the courts of the United States located in such State, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 9.11 Waiver of Jury Trial.
THE BORROWER AND THE LENDER PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE TERM NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.
Section 9.12 Prior Agreements.
This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Lenders and the Borrower relating to the subject matter hereof.
Section 9.13 Recalculation of Covenants Following Accounting Practices Change.
The Company shall notify the Administrative Agent of any Accounting Practices Change promptly upon becoming aware of the same. Promptly following such notice, the Company and the Lenders shall negotiate in good faith in order to effect any adjustments to the Financial Covenants necessary to reflect the effects of such Accounting Practices Change.
Section 9.14 Headings.
Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 9.15 Nonliability of Lenders.
The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
Section 9.16 Customer Identification — USA Patriot Act Notice.
The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow each Lender to identify the Borrower in accordance with the Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SENSIENT TECHNOLOGIES CORPORATION
By	/s/ John F. Collopy
	Name:	John F. Collopy
	Title:	Treasurer

Signature Page to Sensient Technologies Corporation Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By	/s/ Mark Halldorson
	Name:	Mark H. Halldorson
	Title:	Vice President

Signature Page to Sensient Technologies Corporation Credit Agreement

NATIONAL CITY BANK
By	/s/ Stephanie Kline
	Name:	Stephanie Kline
	Title:	Senior Vice President

Signature Page to Sensient Technologies Corporation Credit Agreement

TD BANK, N.A.
By	/s/ Todd S. Sturza
	Name:	Todd S. Sturza
	Title:	Regional Vice President

Signature Page to Sensient Technologies Corporation Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., Chicago Branch
By	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

Signature Page to Sensient Technologies Corporation Credit Agreement

EXHIBITS AND SCHEDULES

Exhibit A	Commitment Amounts and Addresses
Exhibit B	Term Note
Exhibit C	Compliance Certificate
Exhibit D	Opinion of Borrower’s Counsel
Exhibit E	Assignment Certificate
Exhibit F	Borrowing Certificate
Exhibit G	Designation Certificate

Schedule 4.2	Consents
Schedule 4.4	Subsidiaries
Schedule 4.7	Litigation
Schedule 4.8	Environmental Matters
Schedule 6.1	Liens
Schedule 6.12	Existing Investments
Schedule 6.13	Guaranties, Etc.